                                                                   Exhibit 10.6





                                     LEASE



                           Dated as of April 8, 1993,



                                    Between


                              W. PATRICK MORONEY,


                                                                          Lessor


                                      and



                       TERRA INTERNATIONAL (CANADA) INC.,

                                                                          Lessee

                               TABLE OF CONTENTS
                           (Not a part of the Lease)

Paragraph                                                                                              Page
1.  Lease of Property; Title and Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

2.  Use; Quiet Enjoyment; Hazardous Materials. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

3.  Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  .  . . . .    3

4.  Rent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4

5.  Net Lease; Non-Terminability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

6.  Taxes and Assessments; Compliance with Law; Certain Agreements . . . . . . . . . . . . . . . . . .    7

7.  Matters of Title . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

8.  Certain Zoning Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

9.  Maintenance and Repair . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

10.  Additional Improvements; Removal. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

11.  Lessee's Right to Contest Real Property Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .   13

12.  Expropriation and Casualty. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

13.  [Intentionally Omitted.]  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

14.  Lessee Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

15.  Procedure Upon Purchase . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

15A.  Lessee's Option to Purchase Urea Plant . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19

16.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

17.  Subletting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

18.  Permitted Contests  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

18A.  Unwind Event . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

19.  Default and Remedies Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

20.  Additional Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

21.  Notices, Demands, and Other Instruments . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

Paragraph                                                                                              Page
22.  Status Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

23.  Surrender, Redelivery  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

24.  Separability; Binding Effect; Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . .   34

25.  No Recourse  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

26.  Lessor's Right to Cure Lessee's Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

27.  Lessee's Options Upon Expiration.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

28.  Limitations on Amounts Payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

29.  Headings and Table of Contents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

30.  Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   39

31.  [Intentionally Omitted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

32.  Registration of Lease  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

33.  Partial Payment of Rent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

34.  No Limitation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

35.  Obligations as Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

36.  Currency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

37.  Survival of Indemnities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41

38.  Unavoidable Delay  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   41


Schedule A -  Legal Description
Schedule B -  Fixed Rent and Additional Rent Schedule
Schedule C -  Termination Value
Schedule D -  Joint Election Allocation

        LEASE dated as of April 8, 1993 (this "Lease"), between W. PATRICK MORONEY (the "Lessor") not in his individual capacity but solely as Trustee having an address at 40 West Glen Crescent, Etobicoke, Ontario, M9B 4R1 and TERRA INTERNATIONAL (CANADA) INC., a corporation governed by the laws of Ontario (the "Lessee"), having an address at 252 Pall Mall Street, London, Ontario, N6A 5P6.


                             Preliminary Statement

        The Lessor has acquired title to the Property (as defined below) and wishes to lease the Property to the Lessee and the Lessee wishes to lease the same from the Lessor. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the InterParty Agreement dated as of the date hereof by and among the Lessor, the Lessee, Terra International, Inc., a corporation organized under the laws of Delaware, Montreal Trust Company of Canada, a trust company organized under the laws of Canada, as Paying Agent and the financial institutions named therein, as the same may be amended, modified or supplemented from time to time (the "InterParty Agreement").

        NOW, THEREFORE, the parties do hereby covenant and agree as follows:

        1. Lease of Property; Title and Condition. (a) In consideration of the rents and covenants herein stipulated to be paid and performed by the Lessee and upon the terms and conditions herein specified, the Lessor hereby leases to Lessee the parcel of land, more particularly described on Schedule A hereto, together with all easements, rights and appurtenances relating thereto (herein called the "Parcel") and all structures, buildings and other improvements now or hereafter located thereon and affixed thereto, including, without limitation, the Facility (collectively, the "Improvements"), and the Lessee hereby leases from the Lessor the Improvements and the Parcel. The Improvements and the Parcel are sometimes herein collectively called the "Property".

        (b) THE LESSEE SHALL TAKE POSSESSION OF THE PROPERTY ON AN "AS IS" BASIS. THE LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY OR ANY FIXTURE OR OTHER ITEM CONSTITUTING A PORTION THEREOF, OR THE LOCATION, USE, DESCRIPTION, DESIGN, MERCHANTABILITY, FITNESS FOR USE FOR ANY PARTICULAR PURPOSE, CONDITION, OR DURABILITY THEREOF OR AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR AS TO THE LESSOR'S TITLE THERETO OR OWNERSHIP THEREOF OR OTHERWISE IT BEING AGREED THAT ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY THE LESSEE. IN THE EVENT OF ANY DEFECT OR DEFICIENCY OF ANY NATURE IN THE

PROPERTY, OR ANY FIXTURE OR OTHER ITEM CONSTITUTING A PORTION THEREOF,
WHETHER PATENT OR LATENT, THE LESSOR SHALL HAVE NO RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO. THE PROVISIONS OF THIS SUBPARAGRAPH 1(b) HAVE BEEN NEGOTIATED BY THE PARTIES HERETO AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, BY THE LESSOR WITH RESPECT TO THE PROPERTY OR ANY FIXTURE OR OTHER ITEM CONSTITUTING A PORTION THEREOF, WHETHER ARISING PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT. LESSEE ACKNOWLEDGES THE PERMITTED ENCUMBRANCES (AS DEFINED IN THE INTERPARTY AGREEMENT) AND AGREES TO BE BOUND BY THE SAME. THE PROPERTY IS LEASED TO THE LESSEE SUBJECT TO (A) ALL APPLICABLE LEGAL REQUIREMENTS AND ALL INSURANCE REQUIREMENTS NOW OR HEREAFTER IN EFFECT; AND (B) ALL PERMITTED ENCUMBRANCES. THE LESSEE HAS EXAMINED THE PROPERTY AND TITLE THERETO AND HAS FOUND THE SAME SATISFACTORY FOR ALL PURPOSES OF THIS LEASE.

        2. Use; Quiet Enjoyment; Hazardous Materials. (a) The Lessee shall use the Property solely as an anhydrous ammonia production and upgrading facility (and for the production of by-products and co-products related thereto), storage facilities and related business offices (or any other use lawfully permitted and to which the Lessor has consented) in a first class and reputable manner. The Lessee shall not in any event use or allow the use of the Property, or any part thereof, for any other purpose without the prior written consent of the Lessor. The Lessee covenants that it will cause the Improvements at all times to be located on the Parcel.

        (b) Subject to the terms of this Lease (and unless a Default, an Event of Default or an Unwind Event has occurred and is continuing), the Lessee is entitled to peaceably and quietly hold and enjoy the Property for the Lessee without interruption by the Lessor, or any other person lawfully claiming by, through or under the Lessor; provided, however, that the Lessor and the Purchasers and their respective successors, assigns, representatives, agents, employees, consultants and contractors (including, without limitation, the Environmental Consultant) (the "Lessor Group"), may, at all reasonable times upon reasonable notice to the Lessee enter upon and examine the Property or any portion thereof and the Lessee's books and records relating to the Property or such portion thereof and its operation therefrom and perform such tests and procedures to conduct an environmental audit on the Property as the Lessor Group may require except that if the Lessor acting reasonably has reason to believe that a Default, an Event of Default or an Unwind Event has occurred, any reasonable entrance, examination and testing may be conducted at any time without notice. Any such entrance and examination pursuant to this paragraph 2(b) shall not constitute a breach of the Lessor's covenant for quiet enjoyment. The Lessor shall use reasonable efforts to cause any member of the Lessor Group to use reasonable efforts when exercising rights under this subparagraph (b) to avoid, or where unavoidable, to minimize any interference or disruption of business operations being carried out on the Property.

        (c) Lessor, at Lessee's sole cost and expense, shall cooperate or assist with Lessee's efforts to obtain all services, Permits and contracts necessary and useful for the lawful operation and maintenance of the Property for the intended purposes thereof and the Lessor shall execute such documents or instruments as may be reasonably necessary for such purposes. Lessee covenants that it shall at its own cost and expense, obtain and maintain during the Term, all Permits required in order to permit the lawful occupation and operation of the Property for the intended purposes hereof. Lessee further covenants that it shall at its own cost and expense on behalf of and in the name of the Lessor, apply for, obtain and maintain all Permits required in order to permit the lawful ownership of the Property by the Lessor.

        (d) Any failure by the Lessor or such other Person referred to in paragraph 2(b) to comply with the foregoing provisions of this paragraph 2 or any other provision of this Lease shall not give the Lessee any right to cancel or terminate this Lease, or to abate, reduce or make deduction from or offset against any Fixed Rent, Additional Rent or other sum payable under this Lease, and shall not relieve Lessee from its obligation to perform or observe any other covenant, agreement or obligation hereunder.

        (e) The Lessee shall, and it shall require and ensure that any and all employees, contractors, subcontractors, agents, representatives, affiliates, consultants, permitted assignees and sublessees, occupants and any and all other Persons, (i) comply with all Environmental Laws applicable to operations on the Property, and (ii) manufacture, distribute, treat, use, employ, process, emit, generate, store, handle, transport, dispose of and/or arrange for the disposal of any and all Hazardous Materials in, on, under or about or, directly or indirectly, related to or in connection with the Property or any part thereof in compliance with all applicable Environmental Laws and in a manner consistent with prudent industry practice and which does not pose a significant risk to human health and safety (including occupational health and safety) or the environment.

        3. Term. The Property is leased for a term (the "Term") of four (4) years commencing on April 8, 1993 and ending on April 8, 1997 (the "Expiration Date"), or such earlier date as this Lease shall be terminated pursuant to any provision hereof; provided however, this Lease may be extended for the Extended Term pursuant and subject to paragraph 27(c) hereof or may be extended pursuant to paragraph 15(b) hereof, in which event the definition of "Term" shall include the Extended Term and such extension pursuant to paragraph 15(b).

        4. Rent. (a) During the Term, Lessee shall pay to the Paying Agent on behalf of the Lessor on each Payment Date Fixed Rent in the amounts determined in accordance with Schedule B hereto. All payments of Fixed Rent hereunder shall be allocated as to .326% to the Parcel and as to 99.674% to the Improvements, respectively.

        (b) All amounts that the Lessee is required to pay to the Lessor or the Paying Agent pursuant to this Lease (other than Fixed Rent), including, but not limited to, any and all amounts payable upon transfer or purchase of the Property and every fine, penalty, interest and cost that may be added for non-payment or late payment thereof, shall constitute "Additional Rent." Each of Lessor and the Paying Agent shall give Lessee notice of any Additional Rent due hereunder promptly after it has knowledge of such Additional Rent, and shall use reasonable efforts to notify Lessee in advance of the due date and amount of such Additional Rent; provided that failure to give such prompt notice shall not relieve the Lessee of its obligation to pay such Additional Rent. In the event that the Lessee shall pay Additional Rent in excess of amounts actually due and payable to the Lessor, the excess shall, at the option of the Lessor, be forthwith paid to the Lessee or be applied in payment of other amounts owing by the Lessee or in reduction of future payments due under this Lease. In the event that the Lessee shall pay Additional Rent in an amount less than the actual amount due and payable to the Lessor, the Lessee shall forthwith upon demand from the Lessor or the Paying Agent pay such deficiency. The Lessor and the Lessee agree that all payments of Additional Rent in respect of a period which extends beyond the Expiration Date or earlier termination of this Lease shall be prorated.

        (c) All amounts payable by the Lessee to the Lessor hereunder shall bear interest at the Default Rate from the due date thereof until paid in full, both before and after demand, default and judgment, with interest on overdue interest at the same rate, and such interest shall be payable on demand.

        (d) All amounts payable by the Lessee hereunder shall be paid in lawful money of Canada and in immediately available funds by 10:00 A.M. (Toronto time) on the date when due, unless any such due date is not a Business Day in which case payment shall be due and payable on the next succeeding Business Day at the Paying Agent's Office.

        (e) The Lessee shall perform all of its obligations under this Lease at its sole cost and expense and shall pay, when due and without notice or demand (except as otherwise provided in this Lease), all amounts due hereunder. The Lessee agrees to pay, or cause to be paid, on demand (i) all Impositions (subject to Lessee's rights pursuant to paragraphs 11 and 18) and (ii) all charges, fees, costs and expenses of the Lessor, the Purchasers, Lessor's counsel, the Paying Agent, the Paying Agent's counsel, the Appraiser, the Environmental Consultant and Special Counsel, in connection with the preparation, execution, delivery, administration, performance, modification and amendment of this Lease and the other Operative Documents and any other documents to be delivered in connection herewith or therewith or in connection with or arising out of any refinancing or refunding thereof, including, without limitation, the fees and expenses of Trustee's Counsel and Special Counsel for the holders from time to time of the Instruments with respect hereto or thereto, with respect to advising any of them as to their respective rights and responsibilities hereunder or thereunder, and all costs and expenses, if any (including, without limitation, legal fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any of the Operative Documents and such other documents.

        5. Net Lease; Non-Terminability. (a) The Lessee acknowledges and agrees that it is intended that this Lease shall be a completely carefree and triple net lease for the Lessor and that the Lessor shall not be responsible during the Term for any costs, charges, expenses, payments and outlays of any nature whatsoever arising from or relating to the Property, whether foreseen or unforeseen and whether or not within the contemplation of the parties at the commencement of the Term, so as to provide the Lessor an absolutely net rent, free and clear of all deductions, compensation, abatement or set-off throughout the Term. It is intended that the Lessee shall pay all costs, charges, expenses, payments and outlays of any nature whatsoever arising from or relating to the Property, whether foreseen or unforeseen, and whether or not within the contemplation of the parties at the commencement of the Term. Except as otherwise expressly provided in this Lease, and notwithstanding any present or future Law to the contrary the Lease shall not terminate, nor shall the Lessee be entitled to any abatement, reduction, set-off, counterclaim, defense or deduction with respect to any Fixed Rent, Additional Rent or other sum payable hereunder. Except as otherwise expressly provided in this Lease, the obligations of the Lessee hereunder shall be absolute and unconditional and shall not be affected by reason of: (i) any damage to or destruction of the Property or any part thereof by any cause whatsoever (including, without limitation, by fire, Casualty or act of God or enemy or any other force majeure event); (ii) any Expropriation, including, without limitation, a temporary Expropriation of the Property or any part thereof; (iii) any prohibition, limitation, restriction or prevention of the Lessee's use, occupancy or enjoyment of the Property or any part thereof by any Person; (iv) any matter affecting title to the Property or any part thereof; (v) any eviction of the Lessee from, or loss of possession by the Lessee of, the Property or any part thereof, by reason of title paramount or otherwise; (vi) any default by the Lessor hereunder or under any other Operative Document or agreement; (vii) the invalidity or unenforceability of any provision hereof or the impossibility or illegality of performance by the Lessor or the Lessee or both; (viii) any action of any federal, provincial or local governmental authority; or (ix) any other cause or occurrence whatsoever, whether similar or dissimilar to the foregoing. The parties intend that the obligations of the Lessee hereunder shall continue unaffected unless such obligations shall have been modified or terminated pursuant to an express provision of this Lease.

        (b) The Lessee shall remain obliged under this Lease in accordance with its terms and shall not take any action to terminate, rescind or avoid this Lease, notwithstanding any bankruptcy, insolvency, reorganization, liquidation, dissolution or other proceeding affecting the Lessor or any action with respect to this Lease which may be taken by any trustee, receiver or liquidator or by any court. Except as expressly permitted in this Lease, the Lessee waives all rights to terminate or surrender this Lease, or to any abatement or deferment of Fixed Rent, Additional Rent or other sums payable hereunder. The Lessee shall remain obliged under this Lease in accordance with its terms and the Lessee hereby waives any and all rights now or hereafter conferred by Law or otherwise to modify or to avoid strict compliance with its obligations under this Lease. All payments made by the Lessee to the Lessor or the Paying Agent hereunder as required hereby shall be final and the Lessee shall not seek to recover any such payment or any part thereof for any reason whatsoever, absent manifest error, subject to any adjustment of Additional Rent permitted by this Lease.

        (c) Lessee hereby acknowledges that parts of the Property are comprised of the Easement Lands and are subject to the Easement Agreements. Lessee covenants that it shall observe and perform all covenants and obligations on the part of the Lessor to be observed and performed pursuant to the Easement Agreements and Lessee shall indemnify and save harmless the Lessor, his representatives and agents, from and against all claims, demands, actions, suits, proceedings, fines, liabilities, costs and expenses of any nature or kind whatsoever caused or arising, directly or indirectly, or related to the performance or non-performance of the Lessor's obligations under the Easement Agreements.

        6. Taxes and Assessments; Compliance with Law; Certain Agreements. (a) The Lessee shall pay or cause to be paid, subject to paragraph 18, all Impositions when due and before any fine, penalty, interest or cost may be added or any default may be claimed or any termination or foreclosure or forfeiture procedures for nonpayment may be commenced. If any Imposition may legally be paid in installments, such Imposition may be so paid in installments; provided, however, that all such installments which may be due from time to time shall be paid by the Lessee by, on or before the Expiration Date or earlier termination of this Lease.

        (b) The Lessee shall comply with, and cause the Property (and all assignees and sublessees of any part of the Property) to comply with, all Legal Requirements. "Legal Requirements" means (i) all Laws, including, without limitation, all Environmental Laws, foreseen or unforeseen, ordinary or extraordinary, or arising from any restriction registered on title to the property record or otherwise, which now or at any time hereafter may be applicable to the Lessor, as owner of the Property, the Lessee, as lessee hereunder, the Property or any part thereof, or any of the adjoining sidewalks or other property, or the ownership, construction, operation, mortgaging, occupancy, possession, use, non-use or condition of the Property or any part thereof; (ii) any other governmental rules, regulations, orders, directives and determinations now or hereafter enacted, made, issued or promulgated, and applicable to the Lessor, as owner of the Property, the Lessee, as lessee hereunder, the Property or any part thereof, or any of the adjoining sidewalks or other property, or the ownership, construction, operation, mortgaging, occupancy, possession, use, non-use or condition of the Property or any part thereof whether or not presently contemplated; and (iii) all agreements, Permits, covenants, and restrictions applicable to the Property or any part thereof or the ownership, construction, operation, mortgaging, occupancy, possession, use, non-use or condition thereof.

        (c) Lessee shall promptly, but in any case within five (5) Business Days of the receipt thereof, forward to Lessor and the Paying Agent copies of any written notices, orders, directives, complaints, claims, demands, or any other communications received by Lessee relating to violations or alleged violations of any Environmental Law or potential adverse actions in any way involving environmental, health, or safety matters affecting the Property or any part thereof in which the clean-up obligations or corrective action or the liability under any Environmental Law could exceed $100,000. Lessee shall promptly notify Lessor and the Paying Agent when it becomes aware of any spill, discharge, deposit, emission, leak or any other release of any Hazardous Material, whether or not such spill, discharge, deposit, emission, leak or other release occurred prior to, on or after the date hereof, at, in, on, under or from the Property or any part thereof or at, in, on, under or from any adjacent property that is required to be reported to any governmental authority or in respect of which the clean-up obligations or corrective action or the liability under any Environmental Law could exceed $100,000. Lessee shall promptly notify Lessor and the Paying Agent when it becomes aware of any spill, discharge, deposit, emission, leak or other release of any Hazardous Material, whether or not such spill, discharge, deposit, emission, leak or other release occurred prior to, on or after the date hereof at, in, on, under or from any real property adjoining or in the vicinity of the Property that could impair the value of the Property. Irrespective of whether Lessee is to give notice of any of the matters set forth in this paragraph 6(c), Lessee shall immediately initiate, at its sole cost and expense, such actions as may be necessary to comply in all respects with all applicable Environmental Laws and to alleviate any significant risk to human health or the environment. Once Lessee commences such actions, Lessee shall thereafter diligently and expeditiously proceed to comply in a timely manner with all Environmental Laws and to eliminate any significant risk to human health or the environment and shall, at the request of the Lessor, the Paying Agent or any Purchaser, give periodic progress reports on its compliance efforts and actions.

        (d) Tax Matters. (i) The Lessor and the Lessee hereby agree to jointly elect under subsection 16.1(1) of the Income Tax Act (Canada), in the prescribed form and within the prescribed time for the purposes of the Income Tax Act (Canada) in respect of such part of the Property in respect of which such an election may be made. For the purpose of such election, the Lessor and the Lessee hereby agree that the fair market value to be assigned to the items contained in the various classes of depreciable property subject to the election is as outlined in the attached Schedule D. The Lessee and the Lessor covenant and agree to join in or make such other joint elections under the Income Tax Act (Canada) as the other may from time to time reasonably require in order to protect its economic interests under this Lease; provided, however, that the Lessor or the Lessee may refuse to join in or make any other joint election if such other election would be to the detriment of its economic interests under this Lease.

                (ii) The Lessor is not a non-resident of Canada for the purposes of the Income Tax Act (Canada) and during the Term will be a resident of Canada for purposes of the Income Tax Act (Canada).

                (iii) The Trust is and will remain throughout the Term a registrant under Subdivision d of Division V of Part IX of the Excise Tax Act (Canada).

        7. Matters of Title. (a) The Lessee shall not create or permit to be created or exist, and shall promptly remove and discharge, any Lien upon this Lease or the Property or any part thereof or interest therein, or upon any Fixed Rent, Additional Rent or other sum payable hereunder, which Lien arises for any reason, including, without limitation, any and all Liens which arise out of the ownership, use, condition, occupancy, construction, possession, repair or rebuilding of the Property or any part thereof or by reason of labor or materials furnished or claimed to have been furnished to the Lessee or for the Property or any part thereof, but excluding Permitted Encumbrances.

        (b) Nothing contained in this Lease shall be considered as constituting the consent or request of the Lessor, express or implied, to or for the performance by any contractor, laborer, materialman, or vendor of any labor or services or for the furnishing of any materials for any construction, alteration, addition, repair or demolition of or to the Property or any part thereof. NOTICE IS HEREBY GIVEN THAT THE LESSOR IS NOT AND SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO THE LESSEE, OR TO ANYONE HOLDING OR POSSESSING THE PROPERTY OR ANY PART THEREOF THROUGH OR UNDER THE LESSEE, AND THAT NO MECHANIC'S OR OTHER SIMILAR STATUTORY LIENS FOR ANY LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE PROPERTY OR ANY PART THEREOF.

        (c) The Lessor shall not create any Lien upon this Lease or the Property or any part thereof except (i) Permitted Encumbrances, (ii) those Liens created by this Lease and the Declaration, and (iii) in respect of any action taken by the Lessor or the holders from time to time of the Instruments in connection with the enforcement of any rights under any Operative Document.

        (d) The Lessor may at any time, without the consent of the Lessee, transfer, sell, assign or otherwise dispose of its interest in the Property or any part thereof (subject always to this Lease and all rights of the Lessee hereunder) or its right, title and interest in this Lease provided that, unless such transfer is made in order to enforce any rights of the Lessor or the Holders from time to time of the Instruments under any Operative Document or such transfer is the result of the Lessee's purchase of the Property pursuant to paragraphs 14 or 27 hereof (or pursuant to the Lessor's rights to sell or dispose of the Property if the Lessee does not purchase the Property pursuant to paragraph 27 hereof), such transfer shall be made as part of a transfer of the Lessor's interest in all of the Operative Documents in accordance with the terms of the InterParty Agreement and prior to completion of the transfer, the transferee shall covenant with the Lessee to assume all of the Lessor's obligations hereunder and under the other Operative Documents, including, but not limited to, a covenant that (i) the transferee is not a non-resident of Canada for the purposes of the Income Tax Act (Canada) and during the Term will be a resident of Canada for the purposes of the Income Tax Act (Canada) and (ii) the Trust is and will remain throughout the Term a registrant under Subdivision d of Division V of Part IX of the Excise Tax Act (Canada).

        8. Certain Zoning Matters. Lessor agrees that Lessee during the Term shall have the exclusive right (so long as no Default, Event of Default or Unwind Event has occurred and is continuing) to secure subdivision approvals, site plan approvals, annexation or de-annexation approvals, zoning amendments or minor variances, and Permits necessary or desirable for the development, use, operation, maintenance or condition of the Property or any part thereof; provided that the fair market value or use of the Property is not lessened thereby. Lessor agrees to execute such documents and take all other actions as shall be reasonably necessary, and otherwise cooperate with Lessee, in connection with the matters described above, including without limitation, such conveyances, consents, releases and other assurances as may be reasonably required by the Lessee to transfer to any governmental agency or authority, or any utility, such part or parts of the Property, or any easements in respect thereof as may be required for municipal, governmental or public utility purposes, such as roads, road widenings, walkways, one-foot reserves, utility easements and other like purposes; provided that the fair market value or use of the Property is not lessened thereby; provided, however, that all costs and expenses incurred by the Lessor in connection therewith shall be borne by Lessee and that Lessor shall not be required to execute any documents which would, in the opinion of the Lessor, adversely affect the value or use of the Property or otherwise adversely affect the transactions contemplated by the Operative Documents or the interests of the Lessor or the holders from time to time of the Instruments.

        9. Maintenance and Repair. (a) The Lessee, at its own expense, will manage and maintain the Property in good working order and in good mechanical condition and repair, in accordance with prudent industry practice and in a manner consistent with that of other similar properties owned or operated by it or its Affiliates, and will take all action, and will make all changes and repairs, structural and nonstructural, foreseen and unforeseen, ordinary and extraordinary, capital and non-capital, which may be required to maintain the Property as aforesaid, or which may be required pursuant to any Legal Requirement or Insurance Requirement at any time in effect. Lessee shall, in accordance with prudent industry practice, repair or replace each item comprising part of the Improvements that shall have become worn out, obsolete, damaged or inoperative in whole or in part; provided, however, that the fair market value of the

Property shall not be lessened thereby and that such replacements shall be of a type currently used in the industry for the same purpose and having a useful life at least as long as that of the Improvements repaired or replaced (prior to obsolescence, loss or damage and the like).
All repairs, replacements and rebuilding by the Lessee hereunder shall immediately become and shall remain part of the Property of the Lessor, subject to this Lease. The Lessor shall not be required to, and Lessee hereby waives any right to require the Lessor to, manage, maintain, replace, repair or rebuild the Property or any part thereof and Lessor shall not be responsible for paying the cost of such management, maintenance, replacements, repairs or rebuilding and the Lessee waives any and all rights it may now or hereafter have to make any repairs or replacements at the expense of the Lessor pursuant to any Legal Requirement or Insurance Requirement, at any time in effect or otherwise.

        (b) In the event that all or any part of the Improvements shall encroach upon any property or right-of-way adjoining or adjacent to the Parcel or any part thereof, or shall violate any agreements or conditions affecting the Property or any part thereof, or shall obstruct any easement or right-of-way to which the Property or any part thereof may be subject, then the Lessee shall, at its sole cost and expense, either (i) contest such matter pursuant to paragraph 18 hereof, (ii) obtain valid and effective Permits for or consents to such encroachments and/or violations (without any liability to Lessor or the holders of the Instruments for which such parties are not indemnified by the Lessee) or waivers or settlements of all claims, liabilities and damages resulting therefrom, or (iii) make such changes, including alteration or removal, to the Improvements and take such other action as shall be reasonably necessary to rectify such encroachments, violations, hindrances, obstructions or impairments, subject to the Lessor's consent if and to the extent required by paragraph 10(a) hereof.

        (c)   The Lessee shall give the Lessor and the Paying Agent at least ten
(10) Business Days' notice prior to any scheduled maintenance or reconditioning which requires shutdown of operations of the anhydrous ammonia production facility described on Schedule 3 to the InterParty Agreement for a period of time in excess of five (5) Business Days.

        10. Additional Improvements; Removal. (a) At any time, so long as no Default, Event of Default or Unwind Event shall have occurred, the Lessee may, at its own expense, make Additional Improvements to the Property or any part thereof; provided, however, that (i) the fair market value of the Property prior to the construction of the Additional Improvements shall not be lessened thereby; (ii) such Additional Improvements shall not diminish the capacity, efficiency or useful life of the Improvements which exist prior to the construction of the Additional Improvements; and (iii) such work shall be completed in a good and workmanlike manner free and clear of any Liens for labor, services or materials and in compliance with all applicable Legal Requirements and Insurance Requirements. Nothing in this paragraph 10(a) shall prevent the Lessee from making whatever changes may be required by Legal Requirements or Insurance Requirements or from proceeding with the Water Separation Project.

        (b) The Lessee shall be permitted at any time during, or upon the expiration or termination of, the Term, and at its sole cost and expense, to remove or demolish any Additional Improvements to the Property in accordance with prudent industry practices; provided, however, that, any such removal shall not (i) impair the intended use or reduce the fair market value of the Property or any part thereof below its fair market value immediately prior to the construction of the Additional Improvements (ii) diminish the capacity, efficiency or useful life of the Improvements or any part thereof below the capacity, efficiency or useful life as of the commencement of the Term; or (iii) cause a violation of any Legal Requirement or Insurance Requirement or significantly increase any risk of liability under any Environmental Law or any risk to human health or the environment. Any damage to the Property or any part thereof caused by such removal or demolition shall promptly be repaired by the Lessee and the Property or any part thereof shall be restored to its condition (or the reasonable equivalent thereof) as it existed immediately prior to the construction of such removed Additional Improvements, at the Lessee's sole cost and expense. The Lessee may place upon the Parcel or any part thereof any inventory, fixtures, machinery, equipment or other property belonging to the Lessee or third parties and remove the same at any time during the Term and at the request of the Lessor shall remove the same at the expiration or termination hereof unless the Lessee shall have purchased the Property pursuant to the terms hereof; provided that any damage to the Property or any part thereof caused by such removal shall promptly be repaired by the Lessee, and the Property or such part thereof restored to its condition (or the equivalent thereof) as it existed immediately prior to the placement of any such property upon the Parcel, all at the Lessee's sole cost and expense.

        (c) The Lessee shall notify the Lessor and the Paying Agent of any Additional Improvements, the cost of which is anticipated to exceed in the aggregate $1,000,000 in any calendar year with respect to the Property, which notice shall include a reasonably detailed description of the work that will be done. All Additional Improvements shall become and remain part of the Property of the Lessor and shall be subject to this Lease, unless and until removed by the Lessee in accordance with paragraph 10(b).

        11. Lessee's Right to Contest Real Property Taxes. The Lessee, at its own cost and expense and in compliance with paragraph 18, shall have the sole right, at any time, to seek a reduction in the assessed valuation of the Property or any part thereof or to contest any real property taxes for the Property or any part thereof. Lessor shall not be required to join in any proceeding or contest brought by Lessee unless the provisions of any Legal Requirement require that the proceeding or contest be brought by or in the name of the owner of the Property. In that case Lessor shall join in the proceeding or contest or permit it to be brought in Lessor's name as long as Lessee indemnifies the Lessor for any and all costs and expenses incurred by Lessor in connection therewith. Lessee, on a final non-appealable determination of the proceeding or contest, shall immediately pay, discharge and satisfy any decision or judgment rendered, together with all costs, interest, additions to tax and penalties incidental to the decision or judgment.

        12. Expropriation and Casualty. (a) General. The Lessee hereby irrevocably assigns to the Lessor any award or compensation or insurance proceeds (other than general public liability insurance proceeds and business interruption insurance proceeds) or other payment (including, without limitation, any indemnity payments payable by the Seller pursuant to the Asset and Share Purchase Agreement and the Assignment Agreement as the result of any damage to or destruction of, or any other diminution of the value of, the Property or any part thereof) to which the Lessee may become entitled by reason of its interest in the Property or any part thereof if (i) the Property or any part thereof is damaged or destroyed by fire or other casualty (each, a "Casualty") or (ii) the use, occupancy or title of the Property or any part thereof is taken or requisitioned or sold in, or on account of any actual or threatened condemnation, expropriation or eminent domain proceedings, or other action by any Person having the power of expropriation (each, an "Expropriation"). Such awards, compensation, insurance proceeds or other amounts paid in connection with any such Expropriation or Casualty, as the case may be, are hereinafter collectively called the "Proceeds". The Lessor and the Lessee covenant that if any Expropriation Proceeding shall be commenced, they shall cooperate in order to obtain the maximum expropriation award to which each is entitled at law, and subject to the terms of this Lease, the respective rights of the Lessor and the Lessee shall be governed by the provisions of the Expropriation Act (Ontario); provided, however, that nothing in this sentence shall be interpreted as affecting the Lessee's obligation to pay the full Offer Purchase Price for the Property when required pursuant to paragraph 12(b) hereof.

        The Lessee shall promptly notify the Lessor and the Paying Agent in writing of any such Casualty or Expropriation and shall appear in any proceeding or action to defend, negotiate, prosecute or adjust any claim for any award or compensation or insurance proceeds or other payment on account of any Casualty or Expropriation and shall take all appropriate action in connection with any Casualty or Expropriation, including the employment of counsel reasonably satisfactory to the Lessor. The Lessor shall have the right to appear and participate and to employ counsel in any such proceeding or action, and the fees and expenses of such counsel shall be paid by the Lessee. If the Lessee shall elect not to appear in or shall fail to prosecute diligently such proceeding or action, the Lessor may assume the prosecution thereof and the Lessee shall pay all of the costs and expenses of the Lessor (including, but not limited to, fees and expenses of Lessor's counsel) and the fees and expenses of the Special Counsel. No settlement of any such proceeding or action shall be made by the Lessee or the Lessor without the written consent of the other party hereto, which consent shall not unreasonably be withheld or delayed.

        The Proceeds shall be paid over to the Proceeds Trustee (as defined below) to be held in trust by such Proceeds Trustee and distributed pursuant to paragraph 12 or pursuant to the InterParty Agreement and paragraph 15 hereof, as appropriate, (all such Proceeds, less the costs and expenses incurred by the Lessor and the Lessee in collecting such amounts, but including any reimbursement by the Lessee for costs and expenses in connection therewith to which the Lessor and the holders from time to time of the Instruments are entitled pursuant to this Lease or the other Operative Documents, are the "Net Proceeds"). Any and all Proceeds received by the Lessee in connection with any such proceeding or action shall be received and held in trust for the benefit of the Lessor, shall be segregated from other funds of the Lessee and shall be forthwith paid over to the Proceeds Trustee. The Lessee and the Lessor agree that this Lease shall control the rights of the Lessor and the Lessee in any such Proceeds, and any present or future Law to the contrary is hereby waived. Any and all reasonable charges, fees and expenses of the Proceeds Trustee shall be paid from the Net Proceeds. "Proceeds Trustee" shall mean the Paying Agent or such Canadian chartered bank or trust company as may be designated by the Lessor, with the consent of the Purchasers.

        (b)  Expropriation or Casualty with Termination.

                (i) If a Casualty or an Expropriation shall in the good faith opinion of the Lessee affect the Property in such a manner as to render it unsuitable for restoration or for continued use, in whole or in part, and occupancy by the Lessee for the intended purposes hereof, then the Lessee may deliver to the Lessor and the Paying Agent, not later than thirty (30) days after such occurrence a written notice (herein called a "Termination Notice") describing the event giving rise to such termination and describing the status of any proceeding or action and the amount of any Proceeds received or expected to be received in connection therewith, together with the date, or anticipated date, of such receipt; or

                (ii) If an Expropriation or Casualty shall result in damage to or the destruction or taking of all or part of the Property representing twenty-five percent (25%) or more of the fair market value prior to such Casualty or Expropriation, as determined pursuant to the Appraisal Procedure, of the Property, then the Lessee shall be deemed to have delivered a Termination Notice to the Lessor and the Paying Agent as of the date of such occurrence. Either the Lessor, the Paying Agent or the Lessee may initiate the Appraisal Procedure by submitting a written request that an appraiser be appointed.

                (iii) Simultaneously with the delivery of a Termination Notice pursuant to clause (i) above, the Lessee shall deliver, or in the case of clause (ii) above shall be deemed to have delivered, to the Lessor and the Paying Agent written notice of its offer to purchase the Property (each, an "Offer to Purchase"), and the provisions of paragraphs 14 and 15 shall apply.

        (c) Expropriation or Casualty Without Termination. If, after a Casualty or Expropriation, the Lessee has not given or been deemed to have given a Termination Notice in accordance with subparagraph 12(b), then this Lease shall continue in full force and effect, and the Lessee shall, at its sole cost and expense, promptly commence and diligently pursue to completion the rebuilding, replacement and repair of any damage to the Property caused by such event in conformity with the requirements of paragraphs 9 and 10, as applicable, in order to restore the Property (in the case of an Expropriation, as nearly as practicable) to the value and operating condition (assuming Lessee's compliance with the terms of this Lease prior to the occurrence of the Expropriation or Casualty) thereof immediately prior to such event. In connection with such restoration the Lessee shall, before beginning such restoration, submit plans and specifications for such restoration, together with an estimate of the cost thereof, and all necessary construction contracts therefor for the Lessor's and the Independent Engineer's approval, which will not be unreasonably withheld; provided that (i) the capacity, efficiency and useful life of the Improvements, shall not, after such restoration, be less than the capacity, efficiency and useful life prior to such

Casualty or Expropriation; (ii) the fair market value of the Property shall not, after such restoration, be less than its fair market value prior to such Casualty or Expropriation and (iii) if the estimated cost to complete such restoration exceeds the amount of Net Proceeds, the Lessor is, in its sole judgment, satisfied that the Lessee shall have sufficient funds (the "Excess Funds") available to pay such excess, which Excess Funds shall be deposited by the Lessee with the Proceeds Trustee and distributed to the Lessee as hereinafter provided. Such work shall be completed in a good and workmanlike manner free and clear of all Liens for labor, services or materials and in compliance with all applicable Legal Requirements and Insurance Requirements. All fees and expenses of the Independent Engineer in connection with any rebuilding and restoration shall be at the Lessee's sole cost and expense.

        The Lessee shall be entitled to receive payment from the Net Proceeds or the Excess Funds, as the case may be, from time to time as such work of rebuilding, replacement or repair progresses, but only after presentation of certificates of the Independent Engineer, delivered by the Lessee to the Proceeds Trustee (with a copy to the Lessor and the Paying Agent) from time to time as such work of rebuilding, replacement or repair progresses. Each such certificate of the Independent Engineer shall describe the work for which the Lessee is requesting payment and the cost incurred by the Lessee in connection therewith and shall state that such work has been properly completed and that the Lessee has not theretofore received payment for such work, and shall be accompanied by an Officer's Certificate of the Lessee certifying that no Default, Event of Default or Unwind Event has occurred and is continuing and that the undisbursed Net Proceeds and Excess Funds held by the Proceeds Trustee are adequate to complete such rebuilding, replacement or repair in accordance with the requirements of this paragraph 12(c). The Proceeds Trustee shall deliver, or cause to be delivered, payment within ten (10) days after its receipt of the certificates required above. In connection with such payments, the Proceeds Trustee shall first disburse all Excess Funds for the cost of such restoration prior to disbursing any Net Proceeds. Upon receipt by the Proceeds Trustee (with a copy to the Lessor and the Paying Agent) of an Officer's Certificate from the Lessee, to the effect that final payment has been made for any such work and stating that the rebuilding, replacement or repair has been completed in compliance with the terms and conditions of this Lease, the Proceeds Trustee shall deliver payment of any remaining costs incurred by the Lessee in connection therewith and the remaining amount of such Net Proceeds, if any, shall be paid to the Lessee. The Lessee shall be responsible for the cost of any repair, rebuilding or restoration of the Property in excess of Net Proceeds and

Excess Funds, for which cost the Lessee shall make adequate provision acceptable to the Lessor.

        (d) Temporary Expropriation or Lease Termination. Notwithstanding any provision to the contrary contained in this paragraph 12, in the event of any temporary Expropriation this Lease shall remain in full force and effect, and provided no Default, Event of Default or Unwind Event has occurred and is continuing, the Lessee shall be entitled to receive the Net Proceeds allocable to such temporary Expropriation, except that if this Lease shall expire or terminate during such temporary Expropriation, then Lessee shall be entitled to the Net Proceeds allocable to the period after the termination or expiration of this Lease only if it has paid the Offer Purchase Price for the Property.

        13.  [Intentionally Omitted.]

        14. Lessee Options. (a) At any time during the Term but prior to exercising its options pursuant to paragraph 27(a) hereof, Lessee may (unless otherwise required to do so, in which case it shall) deliver to Lessor and the Paying Agent an Offer to Purchase the Property upon and subject to the applicable terms of this Lease.

        (b) Any Offer to Purchase delivered or deemed to be delivered by the Lessee shall, notwithstanding anything to the contrary set forth therein, be irrevocable and unconditional and shall set forth the Termination Value (as defined in Schedule C hereto) for the Property to be paid by Lessee.

        (c) The Lessor shall promptly accept any Offer to Purchase the Property. The procedure for the purchase of the Property and the purchase price therefor shall be governed by paragraph 15 hereof.

        15. Procedure Upon Purchase. (a) If the Lessee shall deliver an Offer to Purchase pursuant to paragraph 27(a)(i), the date of the closing of the Lessee's purchase of the Property (the "Closing Date") shall be the Expiration Date. Otherwise, the Closing Date shall be on the first Payment Date occurring at least fifteen (15) Business Days following (i) the date of Lessor's acceptance of such Offer to Purchase; or (ii) if the Lessee has paid over to the Paying Agent the Offer Purchase Price pursuant to paragraph 19(h) hereof, the date on which Lessee delivers a request for a Closing Date. On the Closing Date, upon receipt of the Offer Purchase Price, the Lessor shall convey, or cause to be conveyed, the Property (or, in the case of Casualty or Expropriation, the remaining portion thereof) to the Lessee or its nominee by an appropriate transfer/deed of land in form suitable for registration containing no representation or warranty (expressed or implied) except that the Property or such remaining portion, is free and clear of any encumbrance, mortgage, lease, or Lien or other adverse interest of any kind created or caused by the Lessor or any Person claiming by, through or under the Lessor (except Permitted Encumbrances and except in connection with the arrangements contemplated by the Operative Documents or as otherwise consented to or created or caused by the Lessee and except as to any interest created by the Lessor upon the exercise of any right hereunder upon any Event of Default or Unwind Event).

        (b) Notwithstanding any provisions of this Lease or the InterParty Agreement to the contrary, Lessee shall not be required to acquire title to the Property until such time that all necessary filings and notifications under the HSR Act shall have been made (including any filing or provision of required additional information or documents) and the waiting period referred to in the HSR Act applicable to such purchase shall have expired or been terminated (without any objection or prohibition of such purchase). Lessee hereby covenants to use its best efforts to secure the prompt termination of such waiting period without objection or prohibition. Notwithstanding the foregoing, if the Lessee is precluded from acquiring the Property pursuant to the HSR Act, Lessee shall pay the Offer Purchase Price within the time and in the manner described in this paragraph 15 as a consequence of an obligation of Lessee's exercise or deemed exercise of its purchase option pursuant hereto and the Lessor shall have no obligation to convey the Property unless the Lessee is no longer precluded from purchasing the Property. However, if the Lessee pays the Offer Purchase Price for the Property in compliance with the preceding sentence, then the Lessee shall be entitled to continue to lease the Property for an additional rental payment of $1 per annum and otherwise under the terms and provisions of this Lease including Lessee's obligation to pay Additional Rent and other amounts payable hereunder, for an extended term expiring on the earlier to occur of (i) three (3) years from the date the Lessee delivers (or is deemed to have delivered) the Offer to Purchase or (ii) the date that the Lessee is no longer precluded from purchasing the Property pursuant to the HSR Act. If the Lessee does not purchase the Property prior to the expiration of such extended term, the Lessor shall, at the direction of the Lessee, thereafter sell the Property and distribute the proceeds from such sale in accordance with the InterParty Agreement.

        (c) On the Closing Date, the Lessee shall pay, or cause to be paid, to the Paying Agent the Termination Value for the Property, as specified in the Offer to Purchase related thereto, plus (without duplication) all Fixed Rent then due and payable and other sums then due and payable hereunder relating to the Property or pursuant to the

Operative Documents up to and including such Closing Date plus (without duplication) all Closing Costs (as hereinafter defined) (such amounts, are herein collectively referred to as the "Offer Purchase Price"), and the Lessor shall simultaneously (i) deliver to the Lessee or its nominee (A) a transfer/deed of land in form suitable for registration with respect to the Property and any other instruments reasonably necessary to convey to the Lessee or its nominee the Property and assign any other related property then required to be assigned pursuant hereto, and included in such transfer/deed of land shall, if requested by Lessee, be the statements contemplated by clauses 50(22)(a) and (b) of the Planning Act (Ontario), contemplated by the Lessor and the Lessor's Counsel, (B) a statutory declaration of the Lessor that the Lessor is a resident of Canada within the meaning of the Income Tax Act (Canada), or a Certificate of the Minister under that section, failing which the Lessee shall be credited towards the Offer Purchase Price with the amount, if any, which it shall be necessary for the Lessee to pay to the Receiver General Of Canada in order to satisfy the Lessee's liability in respect of tax payable by the Lessor under the non-residency provisions of the Income Tax Act (Canada) by reason of the sale, and (C) an agreement executed by the Lessor (and to be executed by the Lessee) in registrable form terminating the Lease, and (ii) convey, or cause to be conveyed, to the Lessee or its nominee any Net Proceeds related to the Property and/or the right to receive the same. "Closing Costs" means all charges incident to such conveyance, including fees and disbursements of Special Counsel, Lessor's counsel and Paying Agent's counsel and escrow fees, registration fees, broker's fees, any fees, costs or expenses incurred by the Lessor and the Paying Agent in connection with the same and with the release of the Declaration, and all applicable land transfer taxes and registration fees which may be imposed by reason of such conveyance and the delivery of said instruments.

        (d) Upon the completion of any purchase of the Property pursuant to this paragraph 15, but not prior thereto, this Lease shall terminate except with respect to obligations and liabilities of the Lessee actual or contingent which have arisen with respect to the Property on or prior to the Closing Date and except as otherwise expressly provided herein.

        15A. Lessee's Option to Purchase Urea Plant. (a) At any time during the Term but prior to exercising its options pursuant to paragraph 27(a) hereof, Lessee may deliver to Lessor an offer to purchase the urea processing plant and related improvements (the "Urea Plant") described on Schedule 3-A to the InterParty Agreement (the "Urea Plant Offer") and the Lessor shall accept such offer and convey the Urea Plant to the Lessee upon and subject to the following terms and conditions:

        (i) The Lessee shall deliver the Urea Plant Offer to the Lessor six months prior to the proposed date of purchase which shall be a Payment Date (the "Urea Plant Closing Date");

       (ii) The Urea Plant Offer shall be accompanied by an Officer's Certificate of the Lessee stating that the Lessee intends to spend at least $5,000,000 for Additional Improvements to the Urea Plant;

      (iii) The purchase price for the Urea Plant will be $6,100,000 plus the Urea Plant Closing Costs (the "Urea Plant Purchase Price") payable to the Paying Agent on behalf of the Lessor on the Urea Plant Closing Date;

       (iv) No Default or Event of Default or Unwind Event shall have occurred and be continuing on the date that the Urea Plant Offer is made or on the Urea Plant Closing Date;

        (v)   Any Urea Plant Offer delivered by the Lessee   shall,
notwithstanding anything to the contrary set forth therein, be irrevocable and unconditional; and

       (vi) The Lessee shall have made arrangements satisfactory to the Lessor for the provision of such utility services, rights of way, easements and related rights to the Lessor, at no cost to the Lessor, as may be necessary for the full and efficient operation of the Facility as an anhydrous ammonia production facility.

        (b) On the Urea Plant Closing Date, upon receipt by the Paying Agent of the Urea Plant Purchase Price and, subject to the following paragraph 15A(c), an amount equal to the fair market value of the parcel of land related to the Urea Plant (the "Urea Plant Land"), the Lessor shall convey, or cause to be conveyed, the Urea Plant and, subject to the following paragraph 15A(c), the Urea Plant Land to the Lessee by an appropriate transfer/deed of land in form suitable for registration containing no representation or warranty (expressed or implied) except that each of the Urea Plant and the Urea Plant Land is free and clear of any encumbrance, mortgage, lease, or Lien or other adverse interest of any kind created or caused by the Lessor or any Person claiming by, through or under the Lessor (except Permitted Encumbrances and except in connection with the arrangements contemplated by this Lease or by the Operative Documents or as otherwise consented to or created or caused by the Lessee and except as to any interest created by the Lessor upon the exercise of any right hereunder upon any Event of Default or Unwind Event) and shall deliver any other instruments (including, without limitation, those referred to in paragraph 15(c) to the extent applicable) reasonably necessary to convey to the Lessee the Urea Plant Land.

        (c) After the delivery of a Urea Plant Offer, the Lessee will use commercially reasonable efforts to obtain prior to the Urea Plant Closing Date all governmental authorizations necessary to convey to the Lessee the Urea Plant Land, including, without limitation, the consent and approval required to subdivide the Parcel under the Planning Act (Ontario), and the Lessor agrees to take such actions as shall be reasonably requested by the Lessee, and otherwise cooperate with the Lessee, at the Lessee's sole cost and expense, in connection with such authorizations. If such authorizations are received prior to the Urea Plant Closing Date, the Urea Plant Land will be conveyed on the Urea Plant Closing Date as provided in paragraph 15A(b); otherwise, the conveyance of the Urea Plant Land will be effected as soon as practicable after such authorizations are received pursuant to documentation mutually acceptable to the Lessor and the Lessee for a price equal to the fair market value thereof. From and after the Expiration Date or the date of any earlier termination of the Lease if the Lessee has not purchased the Property, the Lessor will lease the Urea Plant Land to the Lessee for an amount equal to the fair market value of such rental and on such other terms and conditions as are mutually acceptable to the Lessor and the Lessee. The fair market value of the Urea Plant Land will, for rental and conveyance purposes, be determined by an independent appraiser selected by the Lessee and acceptable to the Lessor.

        (d) On the Urea Plant Closing Date (and, without duplication, on any other date on which the Urea Plant Land is conveyed to the Lessee), the Lessee shall pay, or cause to be paid, to the Paying Agent on behalf of the Lessor the Urea Plant Purchase Price and the fair market value of the Urea Plant Land plus (without duplication) all Fixed Rent and other sums then due and payable hereunder relating to the Property or pursuant to the Operative Documents up to and including such Urea Plant Closing Date. "Urea Plant Closing Costs" means all charges incident to such conveyance, including fees and disbursements of Special Counsel, Lessor's counsel and Paying Agent's counsel and escrow fees, registration fees, broker's fees, any fees, costs or expenses incurred by the Lessor or the Paying Agent in connection with the same, and all applicable land transfer taxes and registration fees which may be imposed by reason of such conveyance and the delivery of all instruments related thereto.

        (e) The Lessor and the Lessee shall enter into such amendments to this Lease as may be reasonably necessary or proper in connection with the purchase of the Urea Plant pursuant to this paragraph 15A.

        16. Insurance. (a) The Lessee will purchase and maintain, or cause to be purchased and maintained, insurance of the following types and in the following amounts or in such greater amounts as may become necessary from time to time to prevent the Lessor, the Lessee, and the holders from time to time of the Instruments from becoming co-insurers of any loss but in no event in amounts less than those maintained by the Lessee or its Affiliates for other similar plants owned and/or operated by them:

          (i) Property Insurance: Insurance against physical damage to the Property and Lessee's leasehold improvements caused by perils now or hereafter embraced by or defined in a standard "all risks" insurance policy, including, without limitation, flood and earthquake and business interruption coverage;

          (ii) General Public Liability Insurance: Comprehensive general liability insurance against claims for bodily injury (including death), personal injury and property damage occurring on, in or about the Property or resulting from activities on or related to the Property, in the minimum combined single limit amount of $100,000,000, in the annual aggregate and $100,000,000, for each occurrence for bodily injury (or death) and/or property damage;

          (iii) Builder's Insurance: During the period of construction of any Additional Improvements, builders "all risks" and "general risks" insurance including, without limitation, flood and earthquake with respect to the Property and any on-site and off-site work and materials related thereto protecting the Lessee and Lessor and all contractors and sub-contractors, in an amount not less than the full replacement cost of the Property and such on-site and off-site work, materials and equipment related thereto in the case of on-site, and with customary limits in the case of off-site, which policy shall make provision for vacancy;

          (iv) Boiler and Machinery Insurance: Broad form boiler and machinery insurance on objects defined in a standard broad form boiler and machinery policy including, without limitation, the Lessee's leasehold improvements, against accidents (as defined therein), with limits of not less than an amount equal to the Property Cost, which coverage shall include, without limitation, loss or damage of whatsoever kind or nature by reason of explosion or collapse by vacuum or cracking, burning, or bulging of any steam or hot water boilers, pipes or accessories;

          (v) Other Insurance: Such other insurance, including automobile liability, in such amounts and against such risks, as is either (x) customarily carried by companies owning, operating or leasing property or conducting businesses similar and/or similarly situated to the Property and/or the Lessee, or (y) reasonably requested from time to time by the Lessor or the Paying
Agent.

        Such insurance shall be written by companies selected by the Lessee and qualified to issue such insurance that are acceptable to the Lessor. Such insurance shall be in a form acceptable to Lessor and shall name the Lessor and the holders from time to time of the Instruments and their successors and assignees, as additional insureds, as their interests may appear. At the request of the Lessee, the Lessor may consent, in its sole discretion, to the modification of the insurance coverages required hereby to reflect coverages customarily carried and the general availability of insurance at commercially reasonable premiums.

        (b)(i) The insurance referred to in clauses 16(a)(i), (iii) and (iv) for the Property may be a blanket policy and shall (1) at all times be in an amount at least equal to one hundred percent (100%) of the full replacement cost value (without depreciation) of the Property and the Lessee's leasehold improvements, and (2) include a loss payable endorsement in favor of the Lessor to the effect that any loss or damage under such insurance policies shall be payable solely to the Paying Agent on behalf of Lessor to be held and applied pursuant to the terms of this Lease and the InterParty Agreement.

        (ii)  Every policy required under paragraph 16(a) shall:  (1) expressly
(A) provide that it will not be cancelled or terminated or changed except upon sixty (60) days' prior written notice to the Lessor and the Paying Agent and the Lessee, except in the case of cancellation or termination due to a lapse for non-payment, in which case only ten (10) days' prior written notice shall be required; (B) provide that the interests of the Lessor and the holders from time to time of the Instruments shall be insured regardless of any breach or violation by the Lessee of any warranties, declarations or conditions contained in such insurance or any application therefor; (C) provide that such insurance shall not be invalidated by any act, omission or negligence of the Lessee or the Lessor or the holders from time to time of the Instruments, nor by any foreclosure or other proceedings or notices thereof relating to the Property or any part thereof, nor by legal title to, or ownership of the Property or any part thereof becoming vested in or by Lessor or its agents, nor by occupancy or use of the Property or any part thereof for purposes more hazardous than permitted by such policy; (D) provide that all insurance claims pertaining to the Property or any part thereof shall be adjusted by the insurers thereunder with the Lessee but that the Lessor must consent to any such adjusted claim; (E) include a waiver of all rights of subrogation against the Lessor and the holders from time to time of the Instruments and any recourse against the Lessor or the holders from time to time of the Instruments for payment of any premiums or assessments under any policy; and (2) not contain a provision relieving the insurer thereunder of liability for any loss by reason of the existence of other policies of insurance covering the Property or any part thereof against the peril involved, whether collectible or not, if such other policies do not name the Lessor and the holders from time to time of the Instruments as additional insureds. The Lessee shall advise the Lessor and the Paying Agent promptly of any policy cancellation or any change adversely affecting the coverage provided thereby. All property damage and liability insurance shall contain provisions for cross liability and severability of interests as between the Lessor and the Lessee.

        (c) The Lessee shall deliver to the Paying Agent (with photocopies thereof to the Lessor) certificates of insurance and any other documentation necessary to evidence the existence of all insurance which is required to be maintained by the Lessee hereunder including descriptions of the previously mentioned Insurance Requirements not customarily found in a standard insurance policy as well as descriptions of the exceptions to coverage under such policies, such delivery to be made (i) on or before the commencement of the Term hereof, (ii) within thirty (30) days of the issuance of any additional policies or amendments or supplements to any of such insurance, and (iii) at least thirty
(30) days prior to the expiration date of any such insurance. The Lessee shall notify Lessor, the Paying Agent and the holders from time to time of the Instruments of any nonrenewal of any policy required hereunder and shall cause each insurer under each policy required hereunder to give the Lessor and the Paying Agent notice of any lapse under any such policy. The Lessee shall not obtain or carry separate insurance concurrent in form, or contributing in the event of loss, with that required by this paragraph 16 unless the Lessor and the holders from time to time of the Instruments are named as additional insureds therein, with loss payable as provided in this Lease. The Lessee shall immediately notify the Lessor, the Paying Agent and the holders from time to time of the Instruments whenever any such separate insurance is obtained and shall deliver to the Paying Agent (with photocopies thereof to the Lessor) the certificates of insurance evidencing the same as is required hereunder.

        (d) The requirements of this paragraph 16 shall not be construed to negate or modify the Lessee's obligations under Section 10.15 of the InterParty Agreement.

        17. Subletting. (a) The Lessee shall not sublet the Property or any part thereof, unless (i) at the time of any such sublease, no Default, Event of Default or Unwind

Event shall have occurred and be continuing; (ii) any such sublease shall by its terms be expressly made subject and subordinate to the terms of this Lease; (iii) the Lessee shall provide the Lessor and the Paying Agent 15 days prior to the effective date of such sublease with a conformed copy of the instrument creating such sublease and (iv) in the case of a sublease to a party other than an Affiliate of the Lessee, the Lessor has consented to such sublease. Notwithstanding the foregoing, Lessor acknowledges that Lessee, as sublessor, has entered into a sublease (the "Sublease") of even date herewith with Art Hen, as sublessee, pursuant to which Lessee has sublet to Art Hen those parts of the Property comprised of the Farm Lands. Lessor hereby consents to the Sublease and acknowledges receipt of a copy of same. Lessee hereby covenants that it will not amend, modify or replace the Sublease without the prior written consent of the Lessor.

        (b) No sublease pursuant to this paragraph 17 shall modify or limit any right or power of the Lessor hereunder or affect or reduce any obligation of the Lessee hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not of a guarantor or surety, as though no subletting had been made or occupancy permitted.

        (c) If the Lessee shall request, in connection with any sublease, that the Lessor execute an attornment and non-disturbance agreement with respect to such sublease, the Lessor shall consider each such sublease on a case-by-case basis and may give its consent to its execution and delivery of an attornment and non-disturbance agreement. The Lessee shall not mortgage, pledge or otherwise encumber its interest in and to this Lease or in and to any sublease or the rentals payable thereunder without the prior written consent of the Lessor. Any sublease made otherwise than as expressly permitted by this paragraph 17 and any mortgage, pledge or assignment of the Lessee's interest hereunder or under any such sublease shall be null and void.

        (d) The Lessor and Lessee acknowledge that part of the Property is subject to existing leases as follows: (i) a lease dated as of February 1, 1988 between C-I-L Inc. ("CIL"), a predecessor in interest of the Lessor, and Liquid Carbonic Inc.; (ii) a lease dated March 10, 1986 between CIL and Canadian Liquid Air Ltd.; and (iii) a lease dated March 5, 1987 between CIL and Canadian Oxygen Limited (collectively, the "Existing Leases"; Liquid Carbonic Inc., Canadian Liquid Air Ltd. and Canadian Oxygen Limited are hereinafter collectively referred to as the "Sub-Tenants"). The Lessor hereby assigns the Existing Leases and all of the Lessor's rights, benefits and entitlements thereunder to the Lessee and the Lessee hereby accepts such assignment and covenants and agrees that during the Term and any extension thereof, it shall perform and fulfill all of the covenants and shall assume all of the liabilities and obligations of the Lessor contained therein. It is the intention of the parties hereto that as a result of such assignment and assumption the Lessor and the Lessee shall be in the same position as if the Existing Leases were subleases made between the Lessee and each of the Sub-Tenants and that all of the Lessee's rights, benefits and entitlements thereunder shall be automatically re-assigned to the Lessor without further action on the part of the Lessee, such re-assignment to be effective immediately upon the termination of this Lease, either upon the Expiration Date or earlier termination of the Lease. The
Lessee shall, upon the request of the Lessor, execute and deliver all such instruments, notices, agreements and documents to the Lessor and each of the Sub-Tenants as may reasonably be required to effect the foregoing assignment and assumption and re-assignment upon the termination of this Lease and generally to carry out the purposes of this paragraph.
During the Term, if no Default, Event of Default or Unwind Event shall have occurred and be continuing, the Trustee shall not take any steps without the concurrence of the Lessee to terminate the Existing
Leases, interfere with the Sub-Tenants' quiet possession or otherwise exercise any rights or remedies of the Lessor under the Existing Leases.

        18. Permitted Contests. (a) So long as no Default, Event of Default or Unwind Event has occurred, the Lessee shall not be required, nor shall the Lessor have the right, to pay, discharge or remove any Imposition, or to comply or cause the Property or any part thereof to comply with any applicable Legal Requirement or to pay any undischarged or unremoved Lien, as long as the Lessee shall at its sole cost and expense contest, or cause to be contested, diligently and in good faith, the existence, amount or validity thereof by appropriate proceedings; provided, however, that such proceedings shall not (i) in the case of an unpaid Imposition or undischarged or unremoved Lien, result in the collection thereof from the Lessor and the holders from time to time of the Instruments or against the Property or any part thereof, (ii) result in the sale, forfeiture or loss of the Property or any part thereof, and (iii) in the case of a Legal Requirement, subject the Lessor or the holders from time to time of the Instruments to the risk of any criminal liability or civil liability for failure to comply therewith. The Lessee shall give such security as may be reasonably demanded by the Lessor and the Paying Agent to insure ultimate payment of such Imposition or the discharge or removal of any Lien or to insure compliance with such Legal Requirement and to prevent any sale or forfeiture of the Property or any part thereof, or any interference with or deductions from any Fixed Rent, Additional Rent or any other sum required to be paid by the Lessee hereunder by reason of such non-payment, non-discharge, non-removal or non-compliance.

        (b) The Lessor shall cooperate with the Lessee in any contest and shall allow the Lessee to conduct such contest in the name of the Lessor, if necessary at the Lessee's sole cost and expense. The Lessee shall notify the Lessor and the Paying Agent of each such proceeding at least ten (10) Business Days prior to the commencement thereof, which notice shall describe such proceeding in reasonable detail.

        (c) The Lessee shall, promptly after the final determination (including appeals) of any contest brought by it pursuant to this paragraph 18, pay and discharge all amounts which shall be determined to be payable therein and shall be entitled to receive and retain for its own account all amounts refunded and/or rebated as a result of any such contest and if the Lessor or the Paying Agent receives any amount as a result of such contest to which it is not otherwise entitled pursuant to this Lease, it shall promptly return such amount to the Lessee.

        18A. Unwind Event. Upon payment by the Lessee of the Unwind Fee and the surrender of the Property pursuant to procedures similar to those specified in paragraph 15 to the extent applicable, this Lease shall terminate.

        19. Default and Remedies Provisions. (a) Any of the following occurrences or acts shall constitute an event of default (each, an "Event of Default") under this Lease:

           (i)   if the Lessee shall fail to pay (a) any Fixed Rent within five
(5) Business Days after the date on which payment is due or (b) any Additional Rent within five (5) Business Days after the earlier to occur of (x) written notice that such Additional Rent is due has been given to the Company by the Lessor, the Paying Agent or any Purchaser and (y) the date on which the Lessee becomes aware, or reasonably should have become aware, that such Additional Rent is due or (c) any other sum required to be paid hereunder on the date on which such payment is due;

           (ii) subject to paragraph 18, if the Lessee shall fail to pay any Imposition when such payment shall become due or within any grace period provided for payment of such Imposition;

           (iii) if the Lessee shall fail to comply with any Insurance Requirement or if any insurance policy covering any part of the Property is, or is threatened to be cancelled or adversely changed as a result of any act or omission of the Lessee or any Person for whom it is legally responsible;

           (iv) if the Lessee shall grant, suffer to exist or create any Lien (other than Permitted Encumbrances) upon this Lease or the Property or any part thereof or interest therein or upon any Fixed Rent, Additional Rent or other sum payable hereunder;

        (v) if the Lessee shall fail to comply with the requirements of paragraph 27 (b) (i) within the time periods provided therein;

        (vi) if the Lessee has elected to terminate this Lease pursuant to and in compliance with paragraph 27 (a) (ii) and if, five (5) Business Days before the Expiration Date either (a) the Company is then rebuilding or restoring the Property pursuant to paragraph 12 (c) hereof or (b) a temporary Expropriation has occurred and is scheduled to continue after the Expiration Date (provided, however, that it shall not be an Event of Default hereunder if (A) amount necessary to complete the rebuilding or restoration of the Property shall not exceed $1,000,000, or, in the case of a temporary Expropriation, the economic loss to the Lessor due to such Expropriation whether by the diminishment of the fair market value of the Property, as determined by the Appraisal Procedure, or otherwise, will not exceed $1,000,000, (B) the Lessor has received such evidence as it reasonably requests to such effect, (C) such amount has been paid over to the Proceeds Trustee and
(D) the Lessee has provided an indemnity to the Lessor, in form and substance satisfactory to the Lessor, with respect to any additional amounts necessary to restore or rebuild the Property or to make up for the economic loss to the Lessor due to such temporary Expropriation);

        (vii) if the Lessee shall fail to observe or perform any provision hereof which is not otherwise listed in this subparagraph 19(a) and such failure shall continue for thirty (30) days after the earlier of (a) the date on which the Lessee becomes aware of such failure or (b) notice by the Lessor or the Paying Agent to the Lessee of such failure;

        (viii) if an Event of Default shall have occurred under any Operative Document; or

        (ix) if the Lessee shall have abandoned the Property or if the Property becomes vacant for a period of thirty (30) consecutive days.

        (b) The Lessor may take all steps to protect and enforce the rights of the Lessor or obligations of the Lessee hereunder, whether by action, suit or proceeding at law or in equity (for the specific performance of any covenant, condition or agreement contained in this Lease, or in aid of the execution of any power herein granted or for any foreclosure, or for the enforcement of any other appropriate legal or equitable remedy) or otherwise as the Lessor shall deem necessary or advisable.

        (c) (i) If an Event of Default shall have occurred and be continuing, then upon five (5) days' written notice by the Lessor to the Lessee, in addition to all other rights, remedies or recourses available, the Lessor may terminate this Lease and the Lessee's right to possession of the Property or any part thereof. This Lease and the estate hereby granted shall expire and terminate at midnight on the fifth (5th) day (or such later date as may be specified therein) after the date of such notice, as fully and completely and with the same effect as if such date were the date herein fixed for the expiration of the Term and all rights of the Lessee shall terminate but the Lessee shall remain liable as hereinafter provided.

        (ii) Should the Lessor elect not to terminate this Lease, this Lease shall continue in full force and effect and Lessor may enforce all Lessor's rights and remedies under this Lease including the right to recover the Fixed Rent and Additional Rent as it becomes due under this Lease. For the purposes hereof, the following do not constitute a termination of this Lease:

                (A) Acts of maintenance or preservation of the Property or any part thereof or efforts to relet the Property or any part thereof, including, without limitation, termination of any sublease of the Property and removal of such subtenant from the Property; and/or

                (B) The appointment of a receiver for the Property upon the initiative of the Lessor to protect the Lessor's interest under this Lease.

        (d) If an Event of Default shall have occurred and be continuing, and in addition to the Lessor's right to terminate this Lease, upon five (5) days' notice, Lessor shall have (i) the right, whether or not this Lease shall have been terminated pursuant to paragraph 19(c) hereof, to re-enter and repossess the Property or any part thereof, as the Lessor may elect, by summary proceedings, ejectment, any other legal action or in any other lawful manner the Lessor determines to be necessary or desirable and (ii) the right to remove all Persons and property therefrom. The Lessor shall be under no liability by reason of any such re-entry, repossession or removal. No such re-entry or repossession of the Property or any part thereof shall be construed as an election by the Lessor to terminate this Lease unless a notice of such termination is given to the Lessee pursuant to paragraph 19(c) hereof, or unless such termination is decreed by a court or other governmental tribunal of competent jurisdiction. Should the Lessor elect to re-enter the Property as herein provided or should the Lessor take possession pursuant to legal proceedings or pursuant to any notice provided for by Law or upon termination of this Lease pursuant to paragraph 19(c) hereof or otherwise as permitted by Law, the Lessee shall peaceably quit and surrender the Property or any part thereof to the Lessor. In any such event, neither the Lessee nor any Person claiming through or under the Lessee, by virtue of any Law, shall be entitled to possession or to remain in possession of the Property or any part thereof, but shall forthwith quit and surrender the Property to the Lessor.

        (e) At any time or from time to time after the Lessor's re-entry or repossession of the Property or any part thereof pursuant to paragraph 19(d) hereof, whether or not this Lease shall have been terminated pursuant to paragraph 19(c) hereof, the Lessor may (but shall be under no obligation to) relet the Property or any part thereof, for the account of the Lessee, without notice to the Lessee, for such term or terms and on such conditions and for such uses as the Lessor, in its sole and absolute discretion, may determine and to make alterations to the Property to facilitate such reletting. The Lessor may collect and receive any rents payable by reason of such reletting. The Lessor shall not be liable for any failure to relet the Property or any part thereof or for any failure to collect any rent due upon any such reletting.

        (f) No termination of this Lease pursuant to paragraph 19(c) hereof, or by operation of Law, and no re-entry or repossession of the Property or any part thereof, pursuant to paragraph 19(d) hereof, and no reletting of the Property or any part thereof pursuant to paragraph 19(e) hereof, shall relieve the Lessee of its liabilities and obligations hereunder, all of which shall survive such termination, re- entry, repossession or reletting.

        (g) In the event of any termination of this Lease or of the Lessee's right to possession of the Property or any part thereof by reason of the occurrence of any Event of Default, the Lessee shall pay to the Paying Agent all Fixed Rent and Additional Rent and other sums required to be paid to and including the date of such termination of this Lease or of the Lessee's right to possession; and thereafter, until the end of the Term, whether or not the Property or any part thereof shall have been relet, the Lessee to the extent permitted by applicable Law shall be liable to the Lessor for, and shall pay to the Paying Agent on behalf of the Lessor, on the days on which such amounts would be payable under this Lease in the absence of such termination, re-entry or repossession as agreed current damages and not as a penalty: all Fixed Rent, all Additional Rent and other sums which would be payable under this Lease by the Lessee, in the absence of such termination, re- entry or repossession, and all costs (including legal fees and expenses) incurred by the Lessor or the Paying Agent hereunder (payable on demand) and all costs of any environmental remediation required by Environmental

Law. To the extent permitted by Law, at such time after the termination or expiration of this Lease as the Lessee shall have paid all amounts required to be paid by it under this Lease and the Lessor shall have discharged any and all obligations to the holders from time to time of the Instruments, then the Paying Agent on behalf of the Lessor shall pay to the Lessee, when received, the net proceeds, if any, of any reletting effected for the account of the Lessee pursuant to paragraph 19(e), after deducting from such proceeds all the Lessor's and Paying Agent's expenses in connection with such reletting (including, but not limited to, all repossession costs, brokerage commissions, legal fees and expenses, employees' expenses, alteration costs and expenses of preparation for such reletting and all costs of environmental remediation required by Environmental Law).

        (h) Notwithstanding the foregoing, if an Event of Default shall have occurred, the Lessee may within five (5) Business Days of the earlier of the Lessor's or the Paying Agent's notice of such occurrence thereafter pay to the Paying Agent an amount equal to the Offer Purchase Price in which event the Lessor shall be obliged to convey the Property to Lessee in compliance with paragraph 15.

        (i) At any time after any termination of this Lease or re-entry or repossession of the Property by reason of the occurrence of an Event of Default, the Lessor shall be entitled to recover from the Lessee, and the Lessee will pay to the Paying Agent on demand by the Lessor, in lieu of all liquidated damages in respect of Fixed Rent beyond the date of such demand (but in addition to any claim for current damages in respect of Fixed Rent prior to the date of such demand), an amount equal to the Termination Value on the date of such demand (and upon such payment, the Lessor agrees to transfer the Property to the Lessee or its nominee).

        20. Additional Rights. (a) No right or remedy hereunder shall be exclusive of any other right or remedy, but shall be cumulative and in addition to any other right or remedy hereunder or now or hereafter existing by Law or in equity and the exercise by the parties hereto of any one or more of such rights, powers or remedies shall not preclude the simultaneous exercise of any or all of such other rights, powers or remedies. Failure to insist upon the strict performance of any provision hereof or to exercise any option, right, power or remedy contained herein shall not constitute a waiver or relinquishment thereof for the future or with respect to a future Default, Event of Default or Unwind Event. Receipt by the Lessor or the Paying Agent of any Fixed Rent, Additional Rent or other sum payable hereunder with knowledge of the breach by Lessee of any provision hereof shall not constitute waiver of such breach, and no waiver by the Lessor of any provision hereof shall be deemed to have been made unless made in writing. The parties shall be entitled to injunctive relief in case of the violation or attempted or threatened violation of any of the provisions hereof, a decree compelling performance of any of the provisions hereof or any other remedy allowed to the parties by Law or in equity.

              (b) The Lessee hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which they may have to redeem the Property or any part thereof or to have a continuance of this Lease after termination of the Lessee's right of occupancy by Law or by any legal process or writ, or under the terms of this Lease, or after the termination of the Term of this Lease as herein provided and (ii) the benefits of any Law which exempts property from liability for debt or for distress for rent. If the Lessor makes any claim against the property of the Lessee by way of distress this provision may be pleaded as an estoppel against the Lessee in any action brought to test the right of the Lessor to levy such distress.

              (c) If an Event of Default exists hereunder, the Lessee shall pay to the Paying Agent on demand of the Lessor, all damages, costs, fees and expenses including legal fees and expenses on a solicitor and his own client basis incurred by the Lessor in enforcing its rights under this Lease, or with respect to any other matter or thing which is the obligation of the Lessee hereunder or in respect of which the Lessee has agreed to indemnify the Lessor.

              (d) The parties hereto intend that this agreement shall constitute a lease of real and personal property and nothing herein contained nor any acts of the Lessor or the Lessee shall be deemed or construed as creating any relationship other than the relationship of landlord and tenant or lessor and lessee arising out of and pursuant to the provisions of this Lease.

              (e) TIME IS OF THE ESSENCE IN THIS LEASE AND THE TERMS HEREIN SHALL BE SO CONSTRUED.

              (f)     [Intentionally Omitted.]

              21. Notices, Demands, and Other Instruments. All notices, offers, consents and other instruments given pursuant to this Lease shall be sent to the parties hereto at the addresses set forth on Schedule 1 to the InterParty Agreement and shall be given in the manner and shall be effective at the times and under the terms set forth in Section 10.02 of the InterParty Agreement; provided that, each of the Lessor and the Lessee may from time to time specify, by giving not less than fifteen (15) days' prior notice thereof to the other party (i) any other address in Canada as its address for purposes of this Lease and (ii) any other Person that is to receive copies of notices, offers, consents and other instruments hereunder; provided that neither party shall be entitled to designate more than two other Persons to receive copies of notices hereunder.

              22. Status Certificate. Each party hereto shall, at the reasonable request of the other party hereto, deliver to such other party or as the other party may direct within five (5) days after it is requested a certificate stating whether such other party has knowledge of, or has received notice from any person of, any Casualty, Expropriation, Default, Event of Default or Unwind Event.

              23. Surrender, Redelivery. If, upon the expiration or termination of the Term of this Lease or the termination of Lessee's possession of the Property, Lessee or its nominee has not purchased the Property as provided hereunder, the Lessee shall surrender (i) the Parcel to the Lessor in the condition in which the Parcel was upon the commencement of the Term hereof (with the exception that the Property shall have been remediated in accordance with Section 9.18 of the Asset and Share Purchase Agreement and Section 6.01(j) of the InterParty Agreement) and (ii) the Improvements in the operating condition, efficiency and with the useful life, they were or had been upon the commencement of the Term, except as repaired, rebuilt, altered, added to or built as permitted or required hereby and except for ordinary wear and tear.
To the extent that the Property is not in compliance with the above upon such expiration or termination, the Lessee shall pay to the Paying Agent on behalf of the Lessor such additional amounts as are required to place it in compliance therewith, including the cost of any necessary environmental remediation. The Lessee shall also surrender the Property to the Lessor free and clear of all Liens, easements, consents and restrictive covenants and agreements affecting the Property which the Lessee is obliged hereunder to remove. The Lessee shall also surrender the Property in a condition such that the Property is in compliance with all applicable Environmental Laws at surrender (irrespective of whether the deadline for such compliance would otherwise expire before the end of the Term). Nothing contained in this paragraph 23 shall relieve or discharge or in any way affect the obligation of the Lessee to cure promptly pursuant to this Lease any violations of Legal Requirements referred to in this Lease, or to pay and discharge as required by this Lease any Liens and Impositions against the Property. Lessee shall cooperate, to the fullest extent, with the Lessor, its subsequent lessees, operators or purchasers to effect the transfer of all of Lessee's intellectual property, know-how, manuals and Applicable Permits required for the operation of the Property to such Persons. The Lessee, at its sole cost and expense, shall remove from the Property on or prior to the thirtieth (30th) day following such expiration or termination all property situated thereon which is not owned by the Lessor and shall repair any damage caused by such removal and shall restore the Property to the condition and working order (or reasonable equivalent thereof) in which they existed immediately prior to the installation of such property, except for ordinary wear and tear. Lessee shall indemnify and hold harmless the Lessor, its successors and assigns against any loss, liability or claim arising out of the Lessee's removal of such property from the Property. Any such property of the Lessee not so removed shall become the property of the Lessor, and the Lessor may cause such property to be removed from the Property and disposed of, and the cost of any such removal and disposition of the Lessee's property and of repairing any damage caused by such removal and of the restoration of the Property to the condition and working order (or reasonable equivalent thereof) in which it existed immediately prior to the installation of such property, ordinary wear and tear excepted, shall be borne by the Lessee. The obligations of the Lessee under this paragraph 23 shall survive the expiration or any termination of this Lease (whether by operation of Law or otherwise) for all matters described herein which occur or arise prior to such expiration or termination or arise out of or result from facts, events, claims, liabilities, actions or conditions occurring, arising or existing on or before such expiration or termination.

              24. Separability; Binding Effect; Governing Law. (a) Each provision hereof shall be separate and independent and the breach of any such provision by the Lessor shall not discharge or relieve the Lessee from its obligations to perform each and every covenant to be performed by the Lessee hereunder. If any provision hereof or the application thereof to any Person or circumstance shall be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforceable to the extent permitted by Law. All provisions contained in this Lease shall be binding upon, inure to the benefit of, and be enforceable by, the respective permitted successors and assigns of the Lessor and the Lessee to the same extent as if each successor and assignee were named as a party hereto. The Lessee may not assign its rights hereunder or any interest herein except in accordance with paragraph 17 hereof. The Lessor may assign all or any part of the Property and/or its rights under this Lease. This Lease may not be changed, modified or discharged except by a writing signed by the Lessor and the Lessee in compliance with the requirements for the same under the InterParty Agreement. Any change, modification or discharge made otherwise than as expressly permitted by this paragraph 24 shall be null and void. THIS LEASE SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE

OF ONTARIO AND THE LAWS OF CANADA APPLICABLE THEREIN. Jurisdiction hereunder shall be governed by the provisions governing jurisdiction set forth in Section
10.23 of the InterParty Agreement, which provisions are hereby incorporated herein, mutatis mutandis, by reference as if fully set forth herein. This Lease may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute but one and the same instrument; provided, however, that this Lease, when delivered, shall constitute an original, fully enforceable counterpart for all purposes.

              25. No Recourse. No recourse shall be had against the Lessor or any holder of any Instrument or their employees, agents, beneficiaries or shareholders, for any claim based on any failure by the Lessor in the performance or observance of any of the agreements, covenants or provisions contained in this Lease and in the event of any such failure, recourse shall be had solely against the Property or the proceeds therefrom; provided, however, that nothing contained in this paragraph 25 shall be taken to prevent enforcement of (i) any right of the Lessee to injunctive relief under paragraph 20(a) hereof or (ii) any claim against the Lessor or any other Person arising out of or in connection with this Lease based on fraud, gross negligence or willful misconduct of the Lessor and nothing shall prevent enforcement against any other Person to which any part of the Property shall have been transferred, or by whom any obligations in respect of the Property shall have been undertaken or assumed in writing; provided, further, that no recourse shall be made against the Property or the Trust Estate or the proceeds therefrom or any Holder of an Instrument for any claim against the Lessor or any Person arising out of or in connection with this Lease based on fraud, gross negligence or willful misconduct of the Lessor, or arising out of or in connection with a breach of the Lessor's obligations under the Operative Documents, unless such claim arises from any action or failure to act by the Lessor which was directed or consented to by the Majority Holders of the Instruments.

              26. Lessor's Right to Cure Lessee's Default. If the Lessee shall fail to make any payment or perform any act required to be made or performed under this Lease, the Lessor, without waiving any default or releasing Lessee from any obligation, may (but shall be under no obligation to) make such payment or perform such act for the account and at the expense of the Lessee, and may enter upon the Property for such purpose and take all such action thereon as, at the Lessor's sole discretion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of the Lessee or a breach of the Lessor's covenant for quiet possession pursuant to paragraph 2(b) hereof. All sums so paid by the Lessor or the Paying Agent and all costs and expenses (including, without limitation, legal fees and expenses so incurred, together with interest thereon to the extent permitted by Law) shall be paid by the Lessee to the Paying Agent on demand by the Lessor as Additional Rent.

              27.     Lessee's Options Upon Expiration.          (a)  In
addition to its rights under paragraph 14 hereof, Lessee shall, by notice given not less than twelve (12) months prior to the Expiration Date, elect to (i) deliver an Offer to Purchase the Property and purchase the Property as of the Expiration Date against payment of an amount equal to the Offer Purchase Price, in which case the transfer of the Property shall be governed by the terms of paragraph 15, (ii) terminate this Lease and abandon the Property as of the Expiration Date upon payment to the Lessor on the Expiration Date of Fixed Rent, Additional Rent and any other amounts then due and payable to the Lessor hereunder or (iii) subject to the conditions set forth in paragraph 27(c), extend the Lease for the Extended Term.

              (b)     (i)      Upon the election of the Lessee to terminate
this Lease pursuant to paragraph 27(a)(ii) hereof, Lessee shall, as a condition to its right to proceed as provided in paragraph 27(a)(ii) hereof, provide or accomplish, or cause to be provided or accomplished, at the sole expense of the Lessee, to or for the benefit of the Lessor and the holders of the Instruments, at least thirty (30) days but not more than sixty (60) days prior to the Expiration Date:

              (A)     (x)      The Property to be in an environmental condition
     satisfactory to the Lessor and the Purchasers, in their sole discretion (and regardless of the condition of the Property at the beginning of the Term) and (y) an environmental audit of the Property, together with a copy of the Environmental Consultant's report on its audit, the scope of which audit and which report shall be satisfactory, in form and substance, to the Lessor and the Purchasers, in their sole discretion (in each case irrespective of the Property's compliance with any and all Legal Requirements); the status of the remedial action undertaken by the Seller pursuant to the Asset and Share Purchase Agreement as established by such audit shall be satisfactory to the Lessor and the Purchasers in their sole discretion.

              (B) A report of the Appraiser and/or the Independent Engineer, satisfactory in form and substance to the Lessor and the B- Note and Certificate Purchasers, in their sole discretion, to the effect that the Property has been maintained in accordance with the terms and conditions of the Lease and that the Improvements, at the Expiration Date, are capable of operating at their intended capacity in accordance with original design specifications;

        (C) Evidence satisfactory to the Lessor and the Purchasers that the Lessee is, and (as of the Expiration Date) will be, in full compliance with the Services Agreement and has made arrangements satisfactory to the Lessor and the Purchasers, in their sole discretion, for the provision of services required thereunder;

        (D) A title opinion from Lessee's counsel, which counsel shall be satisfactory to the Lessor and the Purchasers, confirming that there have been no Liens created upon the Property or any part thereof or interest therein since the Financing Closing Date other than Permitted Encumbrances;

        (E) If the Lessee has purchased the Urea Plant pursuant to paragraph 15A hereof, evidence satisfactory to the Trustee and the Purchasers, in their sole discretion, that the Lessee has expended the sums specified in paragraph 15A(a)(ii) hereof for the purpose of making Additional Improvements to the Urea Plant or has committed itself to expending such funds for such purpose;

        (F) If the Lessee has purchased the Urea Plant pursuant to paragraph 15A hereof, the Trustee and the Lessee shall have entered into such reciprocal services agreements or arrangements between the Urea Plant and the Facility as shall be satisfactory to the Trustee and the Purchasers, in their sole discretion. Such services agreements and arrangements shall provide for such matters as, without limitation, (i) the granting of necessary utility services, rights of way, easements and related rights by the Urea Plant to the Facility and by the Facility to the Urea Plant, in each case at no cost to the recipient, as may be necessary for the full and efficient operation of the Urea Plant and the Facility for their respective purposes, (ii) the agreement by the Lessee and its successors and assigns to purchase, at fair market value, ammonia produced by the Facility as well as carbon dioxide, steam or other feedstock produced by the Facility to the extent the Urea Plant has requirements therefor and to the extent that the Facility is capable of supplying such products, (iii) the agreement by the Lessor and its successors and assigns to purchase, at fair market value, such feedstock or materials as are produced by the Urea Plant to the extent the Facility has requirements therefor and to the extent that the Urea Plant is capable of supplying such products and (iv) the agreement by the Lessee and its successors and assigns to negotiate in good faith toward arrangements, if requested by the Lessor, at competitive market rates, for the tolling at the Urea Plant of ammonia produced at the Facility to the extent the Urea Plant has unused capacity therefor; and

        (G) Each of (i) the Firm Service Contract by and between the Seller and TransCanada Pipelines Limited ("TCPL") dated as of April 23, 1990, (ii) the Firm Service Contract by and between Seller and TCPL dated as of November 1, 1990 and
(iii) the Gas Transportation/Carriage Agreement by and between Seller and Union Gas Limited dated as of April 14, 1989 (as each of the foregoing may be revised, amended or renewed from time to time or substituted with similar contracts on commercially reasonable terms for the transportation and/or storage of gas, the "Gas Transport Contracts") shall have been assigned to the Lessor or its designated assignee with the consent of the transporter or shipper under such contracts; provided, however, this clause (G) shall only be a condition to the Lessee's right to proceed as provided in paragraph 27(a)(ii) hereof if the Lessor or its designated assignee shall have satisfied the customary and standard preconditions to the consent to assignment of the Gas Transport Contracts required by TCPL or Union Gas Limited, or such other transporter or shipper, as the case may be.

        (H) Each of (i) the Purchase Agreement by and between Seller and Liquid Carbonic Inc. ("Liquid Carbonic") dated as of December 19, 1978, (ii) the Carbon Dioxide Supply and Purchase Agreement by and between Seller and Canadian Liquid Air Ltd. ("Canadian Liquid") dated as of November 11, 1985, (iii) the Purchase Agreement by and between Seller and Airco Gases Canada, a division of Canadian Oxygen Limited ("Airco") dated as of June 1, 1986 and (iv) the Plant Operating Agreement by and between Seller and Airco dated as of June 1, 1986 (as each of the foregoing may be revised, amended or renewed from time to time, the "Air Supply Contracts") shall have been assigned to the Lessor or its designated assignee pursuant to an assignment and acknowledgment agreement by and among the Seller, the Lessor or its designated assignee, the Company and Liquid Carbonic, Canadian Liquid and Airco, as the case may be, in form and substance satisfactory to the Lessor in his sole discretion; provided, however, this clause (H) shall only be a condition to the Lessee's right to proceed as provided in paragraph 27(a)(ii) hereof if the Lessor or his designated assignee shall have taken such actions as may be reasonably required to effect such assignment of the Air Supply Contracts.

              (b)     (ii)     Upon the Lessee's election to terminate this
Lease pursuant to and in compliance with paragraph 27(a)(ii) hereof, the Lessor shall have the sole and exclusive right to sell or dispose of the Property and, as of the Expiration Date, the Lessee shall have no further claim thereto. The proceeds of any sale or disposition of the Property pursuant to this paragraph 27(b)(ii) (herein called a "Qualified Sale") shall be applied by the Lessor as follows: first, to pay all Closing Costs in connection with the Qualified Sale; and second, as provided in Section 3.04 of the InterParty Agreement.

              (c) The Lessee may request that the Lessor extend this Lease for an additional term of five (5) years (the "Extended Term") and the Lessor and the Purchasers may agree to extend this Lease in their sole discretion and upon the mutual agreement of the Lessor and the Lessee as to the amounts and dates of payment of Fixed Rent for the Extended Term, and upon the Lessee undertaking to enter into all amendments and supplements to the Operative Documents and such other agreements as the Lessor in its sole discretion determines to be necessary and appropriate in connection therewith. Within sixty days of receipt of Lessee's request to extend this Lease pursuant to this paragraph 27, the Lessor and Purchasers shall give notice to the Lessee as to whether or not such an extension has been granted. In the event that the Lessor and the Purchasers do not agree to extend this Lease, the Lessee shall, within thirty (30) days of such notification, give notice of its alternative election pursuant to paragraph 27(a)(i) or (ii) hereof.

              (d) If, after the delivery of notice under paragraph 27(a)(ii), Lessee fails or is unable to satisfy the conditions set forth in paragraph 27(b)(i) within the time period set forth therein, then Lessee shall be deemed to have delivered an Offer to Purchase and shall purchase the Lessor's interest in the Property as of the Expiration Date as provided in paragraph 15.

              28. Limitations on Amounts Payable. Notwithstanding anything to the contrary contained in this Lease or any of the other Operative Documents, the amounts which the Lessee is obliged to pay pursuant to this Lease and the other Operative Documents, and the amounts which Lessor, the Paying Agent and the Purchasers are entitled to receive pursuant to this Lease and other Operative Documents, are subject to limitations pursuant to Section 10.18 of the InterParty Agreement.

              29. Headings and Table of Contents. The table of contents and the headings of the various paragraphs and Schedules of this Lease are for convenience only and shall not affect the meaning of the terms and conditions of this Lease.

              30. Schedules. Schedules A, B, C and D referred to in this Lease are hereby incorporated by reference herein.

              31.  [Intentionally Omitted.]

              32. Registration of Lease. The Lessor may, in its discretion, register a notice or copy of this Lease against the Parcel and the Lessee, upon request of the Lessor, shall join in the execution of a notice of this Lease solely for the purpose of supporting an application for registration of a notice of this Lease or any subsequent dealing therewith. Neither the Lessee nor anyone on the Lessee's behalf or claiming under the Lessee shall register this Lease or any other instrument pertaining to this Lease against the Parcel. Notwithstanding the foregoing but subject to the Lessor's prior written consent, Lessee shall be entitled to register a document against the Parcel solely for the purpose of giving notice of this Lease. The form of notice of lease shall be prepared by the Lessee's solicitors at the Lessee's cost and expense, approved by the Lessor and the holders from time to time of the Instruments and shall describe only:

     (a)      the parties;
     (b)      the Parcel;
     (c)      the date of the Lease;
     (d)      the Term and expiry date of the Lease;
     (e)      any right or option to purchase the Parcel;
     (f)      any option to renew the Lease; and
     (g)      the addresses of the Lessor and the Lessee.

              33. Partial Payment of Rent. Acceptance by the Lessor or the Paying Agent of a lesser amount than the monthly payment of Fixed Rent and Additional Rent herein stipulated and any endorsement or statement on any cheque or documentation accompanying any payment of Fixed Rent and Additional Rent shall not be deemed an acknowledgement of full payment or an accord and satisfaction, and the Lessor or the Paying Agent on behalf of the Lessor may accept such payment without prejudice to the Lessor's right to recover the balance of such Fixed Rent and Additional Rent or to pursue any other remedy provided in this Lease.

              34. No Limitation. Whenever a statement or provision in this Lease is followed by words denoting inclusion or example (such as "including" or "such as") and then a list of, or reference to, specific matters or items, such list or reference shall not be read so as to limit or restrict the generality of such statement or provision, even though words such as "without limitation" or "without limiting the generality of the foregoing" do not precede such list or reference.

              35. Obligations as Covenants. Each obligation of the Lessor or the Lessee expressed in this Lease shall be a covenant for all purposes.

              36. Currency. All Fixed Rent and Additional Rent and other amounts of money in this Lease are expressed in and refer to Canadian dollars and shall be paid in the lawful currency of Canada.

              37. Survival of Indemnities. The indemnity provisions of this Lease and Lessor's rights in respect of any failure of the Lessee to perform any of its obligations under this Lease shall remain in full force and effect notwithstanding the expiration or earlier termination of the Term.

              38. Unavoidable Delay. Subject to paragraph 5, if and to the extent that either the Lessor or the Lessee shall be prevented, delayed or restricted by reason of Unavoidable Delay (as defined below) in the fulfillment of any obligation hereunder, then either the Lessor or the Lessee, as the case may be, shall be deemed not to be in default in the performance of such covenant or obligation and any period for the performance of such obligation shall be extended accordingly and the other party to this Lease shall not be entitled to compensation for any loss, inconvenience, nuisance or discomfort thereby occasioned, provided that in no event will the Lessee be relieved of its obligation to pay Fixed Rent, Additional Rent or any other sum payable hereunder or under the other Operative Documents as it becomes due. For the purposes of this paragraph, "Unavoidable Delay" means any cause beyond the control of the party affected thereby which prevents the performance by such party of any obligations hereunder and not caused by its default or act of commission or omission and not avoidable by the exercise of reasonable care, including without limitation strikes, lockouts or other labour disputes, the enactment, amendment or repeal of any Laws, and shortages or unavailability of labour materials, but excluding lack of funds or financial inability.

              IN WITNESS WHEREOF, the parties hereto have caused this Lease to be duly executed and delivered as of the date and year first above written.


                               W. PATRICK MORONEY, not in his individual capacity, but solely as Trustee

                               /s/ W.P. Moroney


                               TERRA INTERNATIONAL (CANADA) INC.,
                                 as Lessee


                               By: /s/ Gregory J. Duerksen
                                    Title: Vice President